Exhibit 2.3

AGREEMENT

Made and executed in Ramat Gan this      day of January, 2008

BETWEEN:	Nilimedix Ltd.
Of MATAM, Science industries center 30, PO BOX 15054, Haifa 31905
(hereinafter: “Nilimedix”)

of the first part;

AND:	Company in Formation by D. Medical Industries Ltd.,
Of 7 Jabotinsky Street, Ramat Gan
(hereinafter: “the Company in Formation”)

of the second part;

AND:	D. Medical Industries Ltd., public company no. 520041955
Of 7 Jabotinsky Street, Ramat Gan
(hereinafter: “D. Medical”)

of the third part;

WHEREAS	Nilimedix is the owner of rights in the application for a patent registration number US 60/917,075 or any other right in connection with disposable equipment for insulim pumps (hereinafter the “Application for Patent Registration” and the “Disposal Equipment”, respectively); and

WHEREAS	the Application for Patent Registration number US 60/917,075 was filed in connection with the Disposal Equipment; and

WHEREAS	D Medical wishes to form a company that will receive the rights in the Application for Patent Registration and which shall act in developing, marketing, selling and/or any other act in connection with the Disposal Equipment (the “Disposal Equipment Development”); and

WHEREAS	Nilimedix wishes to assign and transfer all its rights in the Application for Patent Registration and in the Disposal Equipment to the Company in Formation; and

WHEREAS	The parties wish to enter into this agreement in connection with the Disposal Equipment Development

It is therefore declared, stipulated and agreed between the parties as follows:

1.	Preamble and interpretation

1.1	The preamble to this Agreement constitutes an integral part hereof and will be read as one with the remaining sections thereof.

1.2	The headings of the sections in this Agreement are for convenience only and are not to be applied for purposes of interpretation.

1.3	No modification, addition to or derogation from this Agreement will have any effect following the date of the signature thereof unless made in writing and signed by all the parties.

1.4	Unless otherwise stated in this Agreement, no provision contained in any of the terms and conditions contained in this Agreement will serve to derogate from any other condition or provision herein contained but will be in addition thereto.

1.5	Terms and expressions in the singular include the plural and vice-versa, and the feminine includes the masculine and vice-versa and any references to individuals will similarly extend to corporations and vice-versa.

1.6	Any Appendix attached hereto constitutes an integral part hereof.

2.	Definitions:

“Application for Patent Registration” – application for registration of patent number US 60/917,075, filed by Nilimedix Ltd., in connection with the Disposal Equipment, a copy of which is attached hereto as Exhibit A and forms an integral part hereof.

3.	Warranties of Nilimedix

3.1	Nilimedix is a private company registered in Israel, private no 513229708.

3.2	Nilimedix is duly registered and fit to carry out its business as carried out today and sign this agreement and perform all obligations thereunder.

3.3	The execution of this agreement does not constitute a breach of the articles of association of Nilimedix and it is no inconsistent with the articles of association of Nilimedix and to the best of its knowledge it does not violate any laws or agreement or authorized authority.

3.4	Nilimedix confirms that it is the owner of the Application for the Patent Registration and/or any other rights in the Disposal Equipment. A copy of the patent registration documents attached hereto as Exhibit 3.4.

3.5	Nilimedix declares that the Disposal Equipment is at its initial stages and the actions of the Disposal Equipment are yet to be validated and/or the implementation of the technology on which the Disposal Equipment shall be developed.

3.6	Nilimedix declares that its rights in the Application for Patent Registration and/or any other right in connection with the Disposal Equipment are free and clear of all debt, encumbrances, pledges, claim or other third party rights.

4.	Assignment of Rights in the Application for Patent Registration

Nilimedix hereby irrevocably assigns and transfers to the Company in Formation all rights in the Application for Patent Registration and the Disposal Equipment.

For the avoidance of doubt, all development, idea, example, invention and/or any other right of any kind and sort, future in connection with the Disposal Equipment, which is made by the Company in Formation and/or by Mr. Shekalim as a result of his engagement or during the period of his engagement in the Disposal Equipment Development (the “Future Development”) shall be owned by the Company in Formation and Nilimedix shall not have any claims and/or demands in connection with the rights in the Disposal Equipment and/or rights in the Future Development.

5.	Employment of Mr. Avraham Shkalim by the Company in Formation

5.1	Nilimedix confirms to Mr. Avraham Shkalim to engage in the Disposal Equipment Development, in the Company in Formation, during the term of Disposal Equipment Development, within the scope of services of ____ weekly hours.

5.2	the remuneration to which Mr. Avraham Shkalim shall be entitled in connection with the Disposable Equipment Development shall be paid to Nilimedix by the Company in Formation.

6.	Consideration

6.1	As consideration for the transfer of the rights in the Application for Patent Registration, Nilimedix shall be entitled to royalties at the rate of 7% of all income which the Company in Formation shall have in connection with the Disposable Equipment.

“Income” for the purpose of this section shall mean, all consideration received by the Company in Formation in connection with the Disposal Equipment, including consideration for sales by the Company in Formation in connection with the Disposable Equipment, consideration for the grant of rights for the marketing of the Disposable Equipment, consideration in connection with the grant of license or sublicense in connection with the Disposable Equipment, consideration for the right of any third party rights in the technology of the Disposable Equipment, consideration for the grant of third party rights in the intellectual property in connection with the Disposable Equipment and/or any other consideration, in connection with the grant of any right, to any third party, at any stage, in connection with the Disposable Equipment and except for grants from the Chief Scientist, Bird Foundation and/or any other grant of any kind or sort.

6.2	The royalties shall be paid to Nilimedix on an annual basis, until the 31st of January of each year.

6.3	Nilimedix shall have the right to appoint an auditor on its behalf to examine the books of the company in connection with the payment of royalties.

6.4	For the avoidance of doubt it is clarified that the Company in Formation shall sell to Nilimedix the Disposable Equipment at cost of the Disposable Equipment to the Company in Formation. The cost prices shall be determined by the Company in Formation and shall include all expense (direct and/or indirect and/or general administrative expenses and/or any other expense at the discretion of the Company in Formation including development expenses) borne by the Company in Formation in the Disposable Equipment Development and/or manufacturing of the Disposable Equipment.

For the avoidance of doubt, Nilimedix shall not be entitled to purchase the Disposable Equipment from the Company in Formation for the purpose of distribution to third parties that are not Nilimedix.

7.	D Medical Investment

D Medical undertakes to invest in the Company in Formation the sum of US$700,000 (seven hundred thousand US dollars), immediately following the execution of this agreement. this amount shall be invested as a shareholder’s loan, bearing an interest at the rate of 4% and linkage differentials.

8.	Taxes

The Company in Formation and Nilimedix will bear stamp duty that will apply in connection with this Agreement, in equal shares.

9.	Condition precedent

This Agreement will enter into effect upon all of the following conditions being satisfied:

9.1	This Agreement is subject to the approval of the Board of Directors of the Nilimedix Ltd., the audit committee of Nilimedix and shareholders of Nilimedix (subject to the provisions by law), which will be granted not later than 7 days after the date of the execution of this Agreement.

9.2	This Agreement is subject to the approval of the Board of Directors of the Company in Formation, which will be granted not later than 14 days after the date of the execution of this Agreement.

9.3	This Agreement is subject to the approval of the Board of Directors of D. Medical, which will be granted not later than 14 days after the date of the execution of this Agreement.

10.	Completion date of the transaction

The transaction under this Agreement will be completed within 14 days of the date of receipt of all consents pursuant to Section 9 of this agreement.

11.	Completion date of the transaction

On the date of the completion of the transaction the Company in Formation and Nilimedix will convene at the offices of Nilimedix and carry out the following actions:

11.1	Nilimedix shall furnish to the Company in Formation the approval of its board of directors and shareholders confirming the transactions of this agreement and performance of obligations by Nilimedix in accordance therewith.

11.2	The Company in Formation shall furnish to Nilimedix the approval of its board of directors confirming the transactions of this agreement and performance of obligations by the Company under Incorporation in accordance therewith

11.3	D Medical shall furnish D Medical’s board of directors approval to this agreement.

12.	General

The parties undertake to act in good faith and in mutual collaboration in order to execute the provisions of this Agreement including taking all actions, signing all documents and obtaining any approval that is required for the adequate performance of the terms of this Agreement.

13.	Notices

13.1	Notice sent according to the parties’ addresses set out at the head of this Agreement by registered mail will be deemed to have been received by the addressee within 72 hours of being posted. Any such notice delivered in person will be deemed to have been received on the date of the service thereof.

13.2	Each party will be entitled to change its address for the purposes of this Agreement to another address in Israel by written notice that will be delivered to the other at such address.

13.3	This Agreement will not be changed or amended except by instrument in writing that will be signed by all of the parties to this Agreement. Any change or amendment to or in section 4 above will similarly be signed by D. Medical Industries Ltd., as a condition for the validity thereof.

11.4	No remedy conferred on any of the parties under this Agreement against the other shall exhaust the remedies that are conferred upon any party to this Agreement by law.

In witness whereof the parties have set their hands at the time and place first above written:

(signature)	(signature)
Nilimedix Ltd.	The Company in Formation
By D. Medical Industries Ltd.

(signature)
D. Medical Industries Ltd.

Schedules Omitted Pursuant to Item 601(b)(2) of Regulation S-K

•	Annex A – patent application number US 60/917,075, filed by Nilimedix, in connection with the disposable equipment for insulin pumps.

•	Exhibit 3.4 – patent registration documents for the above referenced application.